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                                                                     EXHIBIT 2.2

                             ASSUMPTION AGREEMENT
                             --------------------


     Project Orange Associates, L.P. ("Orange L.P."), the surviving corporation of the merger on the date hereof of Project Orange Funding, L.P. ("Funding L.P.") with and into Orange L.P., hereby expressly assumes, and agrees to perform and discharge, all of the obligations and liabilities of Funding L.P. under the Indenture (the "Indenture") dated as of December 6, 1999 among Funding L.P., Project Orange Capital Corp. ("Capital Co." and, together with Funding L.P., the "Issuers") and U.S. Bank Trust National Association, in its capacity as Trustee (the "Trustee") for the benefit of the holders from time to time of the Issuers' $68 million aggregate principal amount of 10.5% Senior Secured Notes due 2007 (the "Notes"), the Notes and the other Financing Documents referred to in the Indenture, and expressly confirms the grant to U.S. Bank Trust National Association, in its capacity as Collateral Agent (the "Collateral Agent") under the Collateral Documents for the benefit of the Secured Parties of the Liens on the existing and after-acquired assets of Orange L.P. pursuant to the Collateral Documents, as more fully set forth therein. All references in the Financing Documents to (i) to Funding L.P. or the "Borrower" shall hereafter refer to Orange L.P. and its successors and (ii) to the Issuers shall be to Capital Co. and Orange L.P. and their respective successors. All capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Indenture.

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     IN WITNESS WHEREOF, Orange L.P. has caused its duly authorized officer to execute and deliver this Assumption Agreement as of December 6, 1999, simultaneously with the effectiveness of the Merger referred to in the Indenture.

                                PROJECT ORANGE ASSOCIATES, L.P.


                                By:   G.A.S. Orange Associates, LLC, a
                                      Delaware limited liability company,
                                      its general partner

                                      /s/ Douglas Corbett
                                 By:  __________________________________________
                                      Name:  Douglas Corbett
                                      Title: Vice President


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